     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 26, 2026, with respect to the financial statements and financial highlights of Insured Municipals Income Trust, Series 700 (included in Invesco Unit Trusts, Municipal Series 1316) contained in this Post-Effective Amendment No. 8 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
August 26, 2026